Exhibit 99.1

For Immediate Release

Contact:	Steven E. Brady, President and CEO (609) 399-0012

Ocean Shore Holding Co. Announces Commencement of

Syndicated Community Offering

January 5, 2009, Ocean City, NJ – Ocean Shore Holding Co. (the “Company”) (Nasdaq: OSHC), holding company for Ocean City Home Bank, announced today that it has commenced a syndicated community offering to complete the sale of shares in the offering being conducted in connection with its reorganization from the two-tier mutual holding company structure to the stock holding company structure. The Company received subscriptions for approximately 183,801 shares from depositors and community members in the subscription and direct community offering. The number of shares subscribed for does not include shares to be purchased by the employee stock ownership plan.

The syndicated community offering is being conducted through a syndicate of broker-dealers that will be managed by Sandler O’Neill & Partners, L.P. Neither Sandler O’Neill & Partners, L.P. nor any other member of the syndicate group will be required to purchase any shares in the offering. The Company expects that the offering will be completed between the minimum and the midpoint of the offering range.

The offering is being conducted by the new holding company for Ocean City Home Bank – a newly formed New Jersey corporation also named Ocean Shore Holding Co. – in connection with the second-step conversion of Ocean City Home Bank. In order to consummate the offering, new Ocean Shore Holding must sell a minimum of 4,037,500 shares at $9.00 per share. The terms and conditions of the offering are more fully set forth in Ocean Shore Holding’s prospectus dated November 12, 2008 and the prospectus supplement dated January 5, 2009.

The completion of the offering remains subject to final regulatory approvals and approval of the Plan of Conversion by members of OC Financial MHC and shareholders of Ocean Shore Holding at their respective special meetings to be held on January 8, 2009.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of nine full-service banking offices in eastern New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ocean Shore Holding and Ocean City Home Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

New Ocean Shore Holding has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Shareholders of Ocean Shore Holding are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by new Ocean Shore Holding free of charge at the SEC’s web site, www.sec.gov. In addition, documents filed with the SEC by new Ocean Shore Holding are available free of charge from the Corporate Secretary of Ocean Shore Holding at 1001 Asbury Avenue, Ocean City, New Jersey 08226, telephone (609) 399-0012. The directors, executive officers, and certain other members of management and employees of Ocean Shore Holding are participants in the solicitation of proxies in favor of the conversion from the shareholders of Ocean Shore Holding. Information about the directors and executive officers of Ocean Shore Holding is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock of new Ocean Shore Holding are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

2